EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 22, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to supplemental guarantor financial statement information in Note 21, as to which the date is December 15, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Energizer Holdings, Inc.’s Current Report on Form 8-K dated December 15, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
St. Louis, Missouri
May 7, 2012